Exhibit 10.2

CONSULTING, SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Consulting, Separation and Release of Claims Agreement (“Agreement”) is entered into by and between DGSE Companies, Inc., a Nevada corporation (“DGSE”), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as, the “DGSE Group”), and James D. Clem (“Clem”) (DGSE and Clem are collectively referred to herein as the “Parties”) as of September 4, 2015 (the “Execution Date”).

Recitals

WHEREAS, Clem previously served as DGSE’s President, Chief Executive Officer and as a member of and Chairman of the Board of Directors of DGSE; and

WHEREAS, Clem, as an executive employee, and DGSE, as employer, entered into an Employment Agreement, dated to be effective January 1, 2012, as amended by that First Amendment to Employment Agreement, dated to be effective as of September 1, 2012 (collectively referred to as the “Employment Agreement”), which, as of the date of this Agreement, remains in full force and effect between the Parties; and

WHEREAS, the Employment Agreement (inclusive of the Employment Agreement, dated to be effective January 1, 2012, and that First Amendment to Employment Agreement, dated to be effective as of September 1, 2012) is attached hereto as Exhibit B and is incorporated herein as if set out in full for all purposes; and

WHEREAS, Clem has tendered his resignation as DGSE’s President and Chief Executive Officer and as a member of and Chairman of the Board of Directors of DGSE other than for “Good Reason,” as that term is defined in Section 7.3 of the Employment Agreement, and DGSE has accepted such resignation; and

WHEREAS, Clem’s last day of employment with DGSE is September 15, 2015 (the “Separation Date”) at which time the Employment Agreement shall terminate except as expressly provided in this Agreement; and

WHEREAS, after the Separation Date, Clem will not represent himself as being an employee, officer, attorney, agent or representative of DGSE for any purpose; however, Clem may represent himself to be a consultant of the Board of Directors of DGSE during the term of his consulting arrangement described herein; and

WHEREAS, the Separation Date will be the employment termination date for Clem for all purposes, meaning Clem will no longer be entitled to any further compensation, monies or other benefits from DGSE, including coverage under any benefits plans or programs sponsored by DGSE, except as otherwise provided herein.

Agreement

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants and agreements set forth herein, the Parties covenant and agree as follows:

1.          Return of Property. By no later than the expiration of the Term (as defined in Paragraph 6) or, if earlier, upon request by DGSE, Clem must return all DGSE property, including identification cards or badges, access codes or devices, keys, telephones, mobile phones, hand-held electronic devices, computers, credit cards, electronically stored documents or files, physical files, existing and prospective customer information, Confidential Information (as defined in Paragraph 5(a) of this Agreement, which incorporates Section 1.5 of the Employment Agreement), inventory and any other company property in Clem’s possession. The Parties agree that Clem’s obligations in Section 6.3 (Return of Confidential Information) of the Employment Agreement is eliminated but fully replaced by Paragraph 1 and Paragraph 5 of this Agreement.

2.          Clem Representations. In exchange for the consideration described in Paragraph 3 and the other promises and undertakings of DGSE set out in this Agreement, which Clem acknowledges to be good and valuable consideration for his obligations hereunder, but subject to the terms and provisions of this Agreement including the last sentence of Paragraph 4(a) hereof, Clem hereby represents that he intends to irrevocably and unconditionally fully and forever release and discharge any and all claims he may have, have ever had or may in the future have, against DGSE arising out of, or in any way related to his hire, benefits, employment or separation from employment with DGSE as further explained and in accordance with Paragraph 4. Clem specifically represents, warrants and confirms that, other than claims related to DGSE’s fulfillment of its obligations under this Agreement as well as claims specifically reserved by Clem hereunder, (a) he has no claims, complaints or actions of any kind filed against DGSE Group with any court of law, or local, state or federal government or agency; and (b) he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of DGSE. However, this general representation excludes, and Clem does not waive, release or discharge (1) any obligation of DGSE with respect to assignment of the Employment Agreement as set forth in Section 8.2 of the Employment Agreement (which Section 8.2 is incorporated herein by reference), (2) any right of Clem to be indemnified pursuant to DGSE’s bylaws or articles of incorporation as they exist as of the Effective Date of this Agreement or as DGSE’s bylaws or articles of incorporation may be amended, provided any such amendment does not reduce or diminish the indemnification rights applicable to Clem, (3) any obligation by DGSE to provide indemnification set forth in Section 10 the Employment Agreement (which Section 10 is incorporated herein by reference), or (4) any rights under this Agreement.

3.          Separation Benefit. In consideration for Clem’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Paragraph 4, DGSE agrees and covenants (i) to reimburse Clem for legal fees and expenses incurred by him in connection with his attorney’s review of this Agreement, including for review of the Employment Agreement and consultation and proposed revisions for this Agreement, (up to a maximum of $3,500) upon documentation consistent with DGSE’s reimbursement policy as such policy existed as of the Effective Date of this Agreement or as amended, provided any such amendment shall not reduce or diminish the reimbursement rights applicable to Clem; and (ii) that if Clem timely elects to continue coverage under DGSE’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), DGSE will reimburse to Clem the premium amounts paid for continued coverage under the health plan in excess of the active employee rate until the earlier of (i) the date that Clem becomes eligible for coverage under another group health plan or otherwise is not eligible for continued coverage and (ii) the expiration of the Term. DGSE agrees to and will pay the COBRA reimbursement amounts to Clem on a monthly basis, with such payments to be made by direct deposit to an account designated by Clem or by check mailed to Clem at his last address on file with DGSE. The first such reimbursement payment shall be made in the first month in which Clem has paid such premiums that is after the Effective Date (as defined in Paragraph 4(b)(iv)), and in no event shall any reimbursements be paid following 60 days after the expiration of the Term. Additionally, DGSE shall (i) continue to provide Clem with indemnification and rights thereto as set forth in Section 10 of the Employment Agreement (which Section 10 is incorporated herein by reference), DGSE agrees not to take any action that would or is intended to impair any Directors and Officers Liability Insurance coverage DGSE had in place for the benefit of DGSE’s executive level employees, including Clem, during his period of employment for DGSE, and DGSE agrees that, to the extent necessary to ensure Clem’s indemnification rights are fully protected, Clem shall be considered (for purposes of indemnification only, and not for general agency purposes) through the Separation Date to have been an “agent” of DGSE as the term “agent” is defined or used in DGSE’s bylaws in regard to DGSE’s power to indemnify Clem hereunder, (ii) continue to be bound by any obligation of DGSE with respect to assignment of the Employment Agreement set forth in Section 8.2 of the Employment Agreement (which Section 8.2 is incorporated herein by reference), and (iii) timely reimburse all DGSE charges incurred on DGSE AmEx accounts in Clem’s name in accordance with DGSE’s reimbursement policy as such policy existed as of the Effective Date of this Agreement or as amended, provided any such amendment shall not reduce or diminish the reimbursement rights applicable to Clem, and following the end of the Term, DGSE shall cancel and remove Clem from such accounts. Clem understands, acknowledges and agrees that these benefits (and the other promises and undertakings of DGSE set out in this Agreement) exceed what he is otherwise entitled to receive upon separation from employment under the circumstances described herein, and that these benefits are in exchange for executing this Agreement. Clem further acknowledges no entitlement to any additional payment or consideration not specifically referenced in this Agreement. DGSE understands and agrees that the existence or application of any Directors and Officers Liability Insurance coverage shall not be a condition for DGSE’s obligation to indemnify Clem as provided in this Agreement.

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4.           Clem Release.

(a)          Clem Release. In exchange for the consideration provided in this Agreement but subject to the terms and provisions of this Agreement, Clem, on behalf of himself and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (Clem and such other parties are hereinafter collectively referred to as the “Clem Releasors”), irrevocably and unconditionally fully and forever waive, release and discharge DGSE Group from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that Clem Releasors may have, have ever had or may in the future have arising out of, or in any way related to (i) Clem’s hire, benefits, employment, termination or separation from employment with DGSE, and (ii) any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter that existed or arose on or before the date of Clem’s execution of this Agreement, including, but not limited to, (A) any Claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, and/or any other federal, state or local law (statutory, regulatory or otherwise), and (B) any tort and/or contract Claims, including, but not limited to, any Claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release excludes, and Clem does not waive, release or discharge, any (1) right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, (2) Claims that cannot be waived at law, such as any workers’ compensation or unemployment compensation claim, (3) right of Clem to be indemnified pursuant to DGSE’s bylaws or articles of incorporation, (4) obligation of DGSE with respect to assignment of the Employment Agreement set forth in Section 8.2 of the Employment Agreement (which Section 8.2 is incorporated herein by reference), (5) obligation by DGSE to provide indemnification set forth in Section 10 the Employment Agreement (which Section 10 is incorporated herein by reference), or (4) any rights under this Agreement.

(b)          Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Clem by this Agreement, Clem, on behalf of himself and Clem Releasors, hereby unconditionally releases and forever discharges DGSE Group from any and all Claims that Clem Releasors may have as of the date Clem signs this Agreement arising under the Age Discrimination in Employment Act (“ADEA”), as amended. By signing this Agreement, Clem hereby acknowledges and confirms that:

(i)          Clem is hereby advised by DGSE to consult with an attorney of his choice before signing this Agreement to have the attorney explain the terms and effect of signing this Agreement, including Clem’s release of claims under the ADEA;

(ii)         Clem has been given sufficient time, and up to 21 days, at his option, to consider the terms of the Agreement and consult with an attorney of his choice;

(iii)        Clem is executing this Agreement in exchange for consideration in addition to that which Clem is already entitled;

(iv)        this Agreement will become effective and enforceable on the eighth day after Clem signs and returns it to DGSE (“Effective Date”) unless before that time Clem revokes his acceptance of this Agreement by so notifying DGSE in writing, but if he does so this Agreement will not become effective and enforceable and Clem will have to repay any of the consideration hereunder that already was paid to him;

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(v)         Clem understands that the release contained in this paragraph does not apply to rights and claims under the Age Discrimination in Employment Act that may arise after the date on which Clem signs this Agreement; and

(vi)        Clem knowingly and voluntarily accepts the terms of this Agreement.

(c)          Employment Agreement. Notwithstanding the foregoing, Clem does not release DGSE or any member of the DGSE Group with respect to any ongoing or future obligations relating to assignment of the Employment Agreement and/or Clem’s rights to receive and DGSE’s obligations to provide indemnification as set forth in and pursuant to Sections 8.2 and 10 of the Employment Agreement and this Agreement.

(d)          DGSE Release. In exchange for the consideration provided in this Agreement but subject to the terms and provisions of this Agreement, DGSE, on behalf of itself and DGSE Group (DGSE and DGSE Group are hereinafter collectively referred to as the “DGSE Releasors”), irrevocably and unconditionally fully and forever waive, release and discharge Clem Releasors from any and all Claims of any kind whatsoever, whether known or unknown, including, without limitation, any Claims under any federal, state, local or foreign law, that DGSE Releasors may have, have ever had or may in the future have arising out of, or in any way related to all acts taken by Clem that (i) were taken in compliance with his duty of care to DGSE, his duty of loyalty to DGSE and his duty of good faith to DGSE, and (ii) were protected by the business judgment rule. However, for the avoidance of doubt, the release of claims in this Paragraph 4(d) excludes, and DGSE does not waive, release or discharge, (A) any rights and claims that may arise after the date on which DGSE signs this Agreement, (B) any rights under this Agreement, or (C) any claims arising from Clem’s gross negligence, fraud or illegal acts. As of the Effective Date, DGSE affirms that it has no knowledge of any act by Clem that (i) was taken not in compliance with his duty of care to DGSE, his duty of loyalty to DGSE or his duty of good faith to DGSE, or (ii) were not protected by the business judgment rule; and DGSE has no knowledge of any claims arising from or alleged to arise from any alleged gross negligence, fraud or illegal act of Clem.

5.            Post-termination Obligations.

(a)          Confidential Information. Clem acknowledges and agrees that during the course of employment by DGSE, he has had access to and learned about Confidential Information (as defined by Section 1.5 of the Employment Agreement, which definition is incorporated herein by this reference), including confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to DGSE Group and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (herein referred to as “Confidential Information”) and will continue to have access to and knowledge of Confidential Information pursuant to his performance of the Services (as defined in Paragraph 6). Clem further understands and acknowledges that this Confidential Information and DGSE’s ability to reserve it for the exclusive knowledge and use of DGSE Group is of great competitive importance and commercial value to DGSE, and that improper use or disclosure of the Confidential Information by Clem would irreparably harm DGSE’s competitive position in the marketplace and dilute its goodwill, and might cause DGSE to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

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Clem understands and agrees that Confidential Information developed by him in the course of his employment by DGSE and pursuant to his performance of the Services shall be subject to the terms and conditions of this Agreement as if DGSE furnished the same Confidential Information to Clem in the first instance.

Without limiting the generality of the foregoing, Clem understands and agrees that he may not engage in the trading or “tipping” with respect to securities of DGSE on the basis of any Confidential Material or other material nonpublic information in his possession until such time as the Confidential Material or other nonpublic information has been publicly disclosed by DGSE.

(b)          Disclosure and Use Restrictions. Clem agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of DGSE Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of DGSE Group and, in any event, not to anyone outside of the direct employ of DGSE Group except as required in the performance of any of Clem’s remaining authorized employment or consulting duties to DGSE or with the prior consent of an authorized officer acting on behalf of DGSE Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of DGSE Group, except as required in the performance of any of Clem’s remaining authorized employment duties or consulting duties to DGSE or with the prior consent of an authorized officer acting on behalf of DGSE Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Clem shall promptly provide written notice of any such order to an authorized officer of DGSE Group.

(c)          Duration of Confidentiality Obligations. Clem understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue during and after his employment by DGSE and the Term until such time as such Confidential Information has become public knowledge other than as a result of Clem’s breach of this Agreement or breach by those acting in concert with Clem or on Clem’s behalf.

(d)          Non-Competition and Non-Solicitation. In consideration of DGSE’s promises and undertakings set out in this Agreement, and in light of Clem’s acknowledgement and agreements in Paragraph 5(a) and (b) and his continuing access to Confidential Information pursuant to his performance of the Services, the Parties mutually agree that Clem’s post-employment obligations under Section 9 of the Employment Agreement are hereby deleted and replaced with the following:

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(i)          For a period (the “Restricted Period”) commencing on the Execution Date and continuing until the earlier of one (1) year after the end of the Term or any default by DGSE hereunder Clem shall not, directly or indirectly, (i) engage in or assist others in engaging in activities that could reasonably be considered to be directly competitive with DGSE Group (the “Restricted Business”) in the states in which DGSE Group operates retail locations (the “Territory”); (ii) except as provided in the last sentence of this subparagraph, have an interest in any entity that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between DGSE Group and existing or prospective customers or suppliers of DGSE Group, it being acknowledged and agreed that by virtue of his employment with DGSE, Clem has had business contact with and/or access to customer information concerning all existing and prospective customers of DGSE Group, and business contact with and/or access to Confidential Information concerning all suppliers of DGSE Group. Notwithstanding the foregoing, Clem is expressly permitted to (i) own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if Clem is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity; and (ii) serve as an officer, director, trustee, or otherwise participate in educational, welfare, social, charitable, religious, and civic organizations.

(ii)         During the Restricted Period, Clem shall not disrupt or interfere with the business of DGSE Group by directly or indirectly soliciting, hiring, recruiting, attempting to hire or recruit or raiding persons who are or were employed by or otherwise providing services to DGSE Group as of the expiration of the Term or as of the Separation Date or otherwise inducing the termination of employment or relationship of any such employee or service provider with DGSE Group, it being acknowledge and agreed that by virtue of his employment with DGSE, Clem has had business contact with and/or access to Confidential Information concerning all such employees and service providers of DGSE Group.

(e)          Acknowledgements. Clem acknowledges and agrees that the restrictions in Paragraph 5(d) are ancillary to an otherwise enforceable agreement, including without limitation the Employment Agreement and the Parties’ promises and undertakings set out in this Agreement; that his promises and undertakings set out, and the matters recited, in Paragraph 5(a) and (b) and Paragraph 6 and Clem’s position and responsibilities during his employment give rise to DGSE’s interest in restricting his post-employment activities; that the restrictions are reasonable and necessary, to Clem’s knowledge are valid and enforceable under applicable law, and do not impose a greater restraint than necessary to protect DGSE’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify DGSE in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under the law of any state that he contends or is advised is applicable; that he will not challenge the enforceability of such restrictions; that absent the promises and representations made by him in this paragraph, DGSE would not provide him with new and additional Confidential Information, would not authorize him to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and his obligations under this paragraph are in addition to any applicable statutory or common-law obligations.

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(f)          Remedies; Reformation.

(i)          Clem acknowledges and agrees that DGSE would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Paragraph 5 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Clem agrees that DGSE shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Clem breaches or threatens to breach any of the provisions of this Paragraph 5, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Paragraph 5, but shall be in addition to all other remedies available to DGSE at law or equity.

(ii)         The Parties agree that if any of the provisions of this Paragraph 5 are ever deemed by a court to be unenforceable as written under applicable law, such provisions shall be, and are, automatically reformed to the maximum limitations permitted by applicable law, provided, however, Clem shall have no liability for any acts committed before such reformation that would have been a violation of Paragraph 5 if such acts would not be a violation of Paragraph 5 as reformed.

(iii)        Clem agrees that the existence of a claim or cause of action against DGSE, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by DGSE of Clem’s obligations under this Paragraph 5.

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6.            Advisory and Consulting Services.

(a)          Beginning on the day after the Separation Date and ending on March 31, 2016, unless earlier terminated as provided below (the “Term”), Clem agrees to provide such advisory and consulting services for DGSE or an affiliate as may be requested from time to time by DGSE during normal business hours, including but not limited to the services set forth on Exhibit A or as required by Paragraph 7 below, (the “Services”), provided that the Parties agree that the expected level of Services shall not exceed an average of 120 hours per month. Clem may refer to himself as Consultant to the Board of Directors. Beginning on or after December 31 2015, either Party may elect to terminate the obligations under this Paragraph 6 upon two weeks’ written notice to the other Party, in which case the Term shall expire upon the date set forth for termination in such notice. Clem’s compensation for the Services during the Term shall be $25,000 per month (pro rated for any partial months during the Term), and DGSE agrees to and shall pay such compensation on the last day of each month in which this Paragraph 6 is in effect. DGSE also agrees to and shall reimburse Clem for any reasonable and documented expenses (consistent with DGSE’s policies for reimbursement of expenses as such policy existed as of the Effective Date of this Agreement or as amended, provided any such amendment shall not reduce or diminish the reimbursement rights applicable to Clem), including those expenses incurred by Clem in connection with trade shows or client visit Services outside the Dallas-Fort Worth metroplex, if such Services are requested by DGSE. Travel expenses within the Dallas-Fort Worth metroplex shall not be reimbursed absent separate written agreement between DGSE and Clem. If DGSE requests that Services be performed at DGSE’s headquarters or stores, DGSE shall make office space available for Clem to perform the Services. DGSE shall indemnify and hold Clem harmless to the fullest extent permitted by law against any and all actions, claims, demands, proceedings, damages, losses or suits, including costs and expenses of defense (including but not limited to attorneys’ fees) resulting from Clem’s good faith performance of the Services, and DGSE shall use reasonable commercial efforts to insure and otherwise cover Clem during the Term under DGSE’s Directors and Officers Liability Insurance policy with coverage amounts at least as great as coverage provided to DGSE’s directors, Chief Executive Officer and Chief Financial Officer as of the Effective Date of this Agreement. DGSE agrees to identify and include Clem in and under DGSE’s Directors and Officers Liability Insurance policy. DGSE understands and agrees, however, that the existence or application of any Directors and Officers Liability Insurance coverage for any claim that is subject to indemnification hereunder shall not be a condition for DGSE’s obligation to indemnify Clem for his independent contractor Services as provided in this Agreement. Clem shall have no liability whatsoever to DGSE for decisions made by DGSE management or directors in reliance on advice provided in good faith by Clem in connection with the Services, and DGSE hereby expressly disclaims any and all reliance on such advice provided by Clem.

(b)          The Parties acknowledge and agree that (i) all the services that Clem may provide to or that concern DGSE after the Separation Date and during the Term shall be deemed to be Services pursuant to this Agreement; (ii) Clem’s relationship to DGSE and its affiliates in respect of the Services shall be that of an independent contractor; (iii) Clem will not be covered by any workers’ compensation or other insurance provided by DGSE or any affiliate to its or their employees while providing the Services; (iv) Clem is not eligible for any employee benefits provided by DGSE or any affiliate to its or their employees (other than the right to convert or continue such coverage under the terms of the plans and applicable law) while providing the Services; (v) Clem shall not in any way represent himself to be an agent of DGSE or any affiliates and shall not have any power to bind DGSE or any affiliates or make decisions on behalf of DGSE while providing the Services; (vi) Clem is solely responsible for complying with obligations imposed upon Clem as an independent contractor by all applicable federal, state, or local laws, rules, and regulations relating to the performance of the Services and payment of the fee described in Paragraph 6(a), including but not limited to those relating to the reporting of, and paying when due, all income and other taxes of Clem, including estimated taxes, and the filing of all returns and reports required by Clem under applicable law; (vii) DGSE is solely responsible for complying with obligations imposed upon DGSE by all applicable federal, state, or local laws, rules, and regulations relating to the hiring of Clem for the performance of the Services, including but not limited to those relating to the reporting of, and paying when due, all income and other taxes of DGSE, including estimated taxes, and the filing of all returns and reports required by DGSE under applicable law; and (viii) nothing in this Agreement creates or shall be deemed to create an employer-employee relationship, partnership, joint venture, agency relationship, or other legal relationship between Clem and DGSE or any affiliates.

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7.          Cooperation. The Parties agree that certain matters in which Clem has been involved during his employment may necessitate Clem’s cooperation with DGSE in the future. Accordingly, for a period of six months following the Separation Date, to the extent reasonably requested by DGSE, Clem shall reasonably cooperate with DGSE in connection with matters arising out of Clem’s service to DGSE; provided that, DGSE shall make reasonable efforts to minimize disruption of Clem’s other activities, and Clem shall have no obligation to (a) incur any cost in connection with providing such cooperation, or (b) interfere with his employment duties with Clem’s employer. Such cooperation efforts by Clem shall be without compensation, except as provided for in Paragraph 6.

8.          Non-Disparagement. Clem agrees and covenants not to make any statement (oral, written, or electronic), or authorize another to make any statement (oral, written, or electronic), to the media or to a “third party” which directly or indirectly impugns the quality or integrity of DGSE’s or any of the other DGSE Group’s business, operations, management, prospects, or personnel affairs, or any other disparaging or derogatory remarks about DGSE or any of the other DGSE Group. “Third party” for purposes of the preceding sentence does not include statements made to or between the Clem and his spouse, attorney, or tax or financial advisors, if any, in a confidential manner or setting, if such persons have agreed to keep such information confidential. DGSE agrees and covenants that no current member of DGSE’s Board of Directors shall make any statement (oral, written, or electronic), nor shall they authorize another to make any statement (oral, written, or electronic), to the media or to a “third party” which directly or indirectly impugns the quality or integrity of Clem’s reputation, business, operations, prospects, or personnel affairs, or any other disparaging or derogatory remarks about Clem. “Third party” for purposes of the preceding sentence does not include statements made to or between any member of DGSE’s Board of Directors and their respective spouses, attorneys, or tax or financial advisors, if any, in a confidential manner or setting, if such persons have agreed to keep such information confidential.

Nothing in this Agreement is intended to or shall preclude Clem or any member of DGSE’s Board of Directors from (i) making statements to those with whom such person has the right to make a legally privileged communication, (ii) giving truthful testimony or making statements under oath in response to valid legal process or in any legal proceeding; or (ii) responding truthfully to inquiries by governmental agencies or to inquiries by any person or entity through a subpoena or other legal process.

9.          Knowing and Voluntary Acknowledgement. The Parties each specifically agree and acknowledge that: (a) they have read this Agreement in its entirety and understand all of its terms; (b) they have been advised to consult with an attorney prior to executing this Agreement and they have each had sufficient time to do so if they desire; (c) Clem and DGSE knowingly, freely and voluntarily assent to all of terms and conditions of this Agreement including, without limitation, the respective waivers, releases and covenants contained herein; (d) Clem and DGSE execute this Agreement, including the waivers and releases, in exchange for good and valuable consideration in addition to anything of value to which the Parties are otherwise entitled; (e) Clem and DGSE are not waiving or releasing rights or claims that may arise after the execution of this Agreement; and (f) Clem and DGSE understand that the waivers and releases in this Agreement are in connection with the performance and cessation of Clem’s employment with DGSE.

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10.         Successors and Assigns.

(a)          Assignment by DGSE. DGSE may assign this Agreement to any subsidiary or corporate affiliate in DGSE Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of DGSE. This Agreement shall inure to the benefit of DGSE Group and permitted successors and assigns. Notwithstanding any such assignments, DGSE, DGSE Group and the assignee shall be and shall remain bound by all of the terms, obligations, and provisions hereof. DGSE may assign this Agreement only to an assignee that agrees to perform this Agreement in the same manner and to the same extent that DGSE would be required to perform if no such succession or assignment had taken place. The failure of any assignee of DGSE to expressly assume to perform this Agreement in writing, which is not remedied within ten (10) business days after receipt of written notice from Clem notifying DGSE or DGSE’s assignee of such failure, shall constitute a material breach of this Agreement, and without limitation to any other rights or remedies at law, Clem shall be entitled to enforce such material breach by specific performance. Within ten (10) days of any assignment by DGSE, DGSE shall notify Clem of the assignment as well as the identity of the assignee and the name and contact information of the assignee.

(b)          No Assignment by Clem. Clem may not assign this Agreement or any part hereof, it being understood that this Agreement is personal to Clem. Any purported assignment by Clem shall be null and void from the initial date of purported assignment.

11.         Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Texas without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in Dallas County in the State of Texas. The Parties hereby (i) irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue and (ii) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

12.         Entire Agreement. Unless specifically provided herein, this Agreement, together with the provisions and Sections of the Employment Agreement referenced herein, contain all the understandings and representations between Clem and DGSE Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

13.         Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Clem and by the Chief Executive Officer or Chief Operating Officer of DGSE. Any amendment or modification to the Agreement, whether material or immaterial, that are made or approved by DGSE after it was originally presented to Clem do not extend the period of time for him to consider and accept this Agreement. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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14.         Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement, provided, however, neither Party shall have any liability for any acts committed before such modification that would have been a violation of this Agreement if such acts would not be a violation of of this Agreement as modified.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law; provided, however, neither Party shall have any liability for any acts committed before such modification that would have been a violation of this Agreement if such acts would not be a violation of of this Agreement as modified.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them prospectively but not retrospectively. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

15.         Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Copies of this Agreement, including any facsimile copies or .pdf file copies with signatures, shall be binding and treated as an original agreement.

17.         Non-Admission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of DGSE. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of Clem.

18.         Notices. All notices under this Agreement must be given in writing, by certified mail or internationally-recognized overnight delivery service at the addresses indicated in this Agreement or any other address designated in writing by either party. When providing written notice to either party, a copy must be provided to the Parties at the following addresses:

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If to DGSE:	Attn: Chief Financial Officer
DGSE Companies, Inc.
15850 Dallas Parkway, Suite 140
Dallas, Texas 75248

with copy (which shall not constitute notice) to:

Attn: Michael Stockham
Thompson & Knight LLP
1722 Routh Street, Suite 1500
Dallas, Texas 75201

If to Clem:	James D. Clem
____________
____________

with copy (which shall not constitute notice) to:

____________
____________
____________

19.         Tolling. Should either Party violate any of the terms of the post-termination obligations articulated herein, the obligation at issue will run from the first date on which such Party ceases to be in violation of such obligation.

21.         Attorneys’ Fees. Should any party bring a legal action in regard to a breach or an alleged breach any of the terms of this Agreement or the termination obligations articulated herein, and except as otherwise provided by law, the non-prevailing party will be responsible for payment of all reasonable attorneys’ fees and costs that the prevailing party incurred in the course of enforcing the terms of the Agreement or in defending against the allegations of breach, including for such fees and costs incurred in demonstrating the existence or non-existence of a breach and any other contract enforcement or defense efforts of the prevailing party.

22.         Tax Withholding. Payments under this Agreement shall be subject to any lawfully required withholding taxes, and such payments shall be reduced by the amount of any such withholding taxes to the extent Clem has not made arrangements with DGSE for the payment of such withholding taxes prior to any such payment being made, including, by way of example with respect to a payment to Clem in the form of equity securities, through delivery of a check by Clem made payable to DGSE in an amount equal to the applicable withholding amount, in which event, upon clearance of such check, DGSE shall remit such amounts to the applicable governmental authorities.

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23.         Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder so that no taxes will be owed under Section 409A and shall be construed and administered in accordance therewith. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, DGSE makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall DGSE be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Clem on account of non-compliance with Section 409A.

24.         Acknowledgment of Full Understanding. CLEM ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. CLEM ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. CLEM FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE DGSE FROM CLAIMS AS STATED HEREIN. DGSE ACKNOWLEDGES AND AGREES THAT IT UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. DGSE ACKNOWLEDGES AND AGREES THAT DGSE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF DGSE’S CHOICE BEFORE SIGNING THIS AGREEMENT. DGSE FURTHER ACKNOWLEDGES THAT DGSE’S REPRESENTATIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE CLEM FROM CLAIMS STATED HEREIN.

25.         Termination of Employment Agreement. Except for those Sections of the Employment Agreement that expressly survive the termination of the Employment Agreement, and except for the Sections of the Employment Agreement referenced herein and made a part of this Agreement, the Parties agree that the Employment Agreement and the employer-employee relationship established thereunder is and shall be terminated upon the Separation Date.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

DGSE COMPANIES, INC.

By:	/s/ C. BRETT BURFORD
Name: C. Brett Burford
Title: Chief Financial Officer

CLEM

Signature:	/s/ JAMES D. CLEM
Print Name: James D. Clem

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